Exhibit 99.1

Press Release

FCStone Announces CFO Succession Plan

• Robert Johnson to Retire as CFO

• William Dunaway to Succeed Johnson as Chief Financial Officer

Kansas City, Missouri November 15, 2007 — FCStone Group, Inc. (NASDAQ: FCSX) announced today that Robert (Bob) V. Johnson, Executive Vice President and Chief Financial Officer, will retire from his role as Executive Vice President and Chief Financial Officer, effective with the annual meeting on January 10, 2008. Mr. Johnson has agreed to continue as an advisor in a consulting capacity to company executives and the Board of Directors for at least the next two years.

In accordance with the company’s succession planning, Pete Anderson, the company’s Chief Executive Officer, also announced that William J. Dunaway, current Executive Vice President and Treasurer, will assume the role of Chief Financial Officer. Mr. Dunaway has been with FCStone Group, Inc. for more than seven years, including the last four years in his current role. Prior to that, Mr. Dunaway held a variety of financial positions within the organization, including as Vice President of Accounting and Finance with responsibility for the regulatory accounting of FCStone, LLC – the fully owned subsidiary of FCStone Group, Inc. – which is a member of all major domestic commodity exchanges and provides access to all major commodity exchanges throughout the world. In addition to his financial responsibilities, Mr. Dunaway has been leading the investor relations efforts at the company since its March initial public offering. Previously, Mr. Dunaway was the Chief Financial Officer for Saul Stone and Company LLC, the assets of which were acquired by Farmers Commodities Corporation (FCC) in June of 2000. Following the acquisition, FCC was renamed FCStone Group, Inc.

“I want to thank Bob for his terrific contributions over a 20-year career at FCStone,” said Pete Anderson, FCStone’s CEO. “Over the last four years, Bob and his team have done a tremendous job in leading FCStone’s transition from a cooperative, then to a private SEC-registered corporation and, as of March 16, 2007, to a publicly traded company. Bob has also provided the senior management team as well as the Board with invaluable counsel on a wide range of business issues. I appreciate his past and future support and on behalf of the senior team, employees and Board, we wish him all the best.”

Mr. Johnson stated, “I have greatly enjoyed my 20 years at FCStone, particularly working with our many fine employees and Board members along with helping to build the well-respected organization it is today. Our company is very well-positioned to continue its growth strategy, and I look forward to continuing my relationship with FCStone on an advisory and consulting basis.”

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About FCStone Group, Inc.

FCStone Group, Inc., along with its affiliates, is an integrated commodity risk management company providing risk management consulting and transaction execution services to commercial commodity intermediaries, end-users and producers. The firm assists primarily middle market customers in optimizing their profit margins and mitigating exposure to commodity price risk. In addition to risk management consulting services, FCStone, LLC, operates one of the leading independent clearing and execution platforms for exchange-traded futures and options contracts. FCStone Group, Inc., serves more than 7,500 customers and in the 12 months ended August 31, 2007, executed 61.7 million derivative contracts in the exchange-traded and over-the-counter markets. The FCStone Group companies work in all the major commodity areas including agriculture, energy, renewable fuels, foods, forestry, and currency exchange. Headquartered in the Midwest, it has offices located throughout the world and is a clearing member of all major North American Futures exchanges. FCStone Group, Inc., trades on the NASDAQ Global Select Market under the symbol “FCSX.”

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